Exhibit 10.55
LANDEC CORPORATION
DIRECTOR COMPENSATION SCHEDULE
Non-employee Directors (the “Directors”) will receive the annual retainers, meeting fees, meeting expenses and equity-based awards described below as compensation for serving as a member of the Board of Directors.
Annual Retainers
Board Retainer - Each Director will receive an annual board retainer of $20,000 to be paid in quarterly installments of $5,000.
Compensation Committee Chairman Retainer – Each Director who serves as the Chairman of the Compensation Committee will receive an annual retainer of $5,000.
Audit Committee Retainer – Each Director who serves on the Audit Committee will receive an annual retainer of $10,000, with the Chairman receiving an annual retainer of $15,000.
Lead Independent Director Retainer – Each Director who serves as the Lead Independent Director of the non-employee executive sessions of the Board shall receive an annual retainer of $10,000.
Meeting Fees
Each Director will receive $1,000 for each regular meeting, adjourned regular meeting or special meeting of the Board attended in person by the Director ($500 if attended by phone), $500 for each regular meeting, adjourned regular meeting or special meeting of a Committee attended in person by the Director as a member of the Committee, and $1,000 for each shareholder meeting attended by the Director.
Meeting Expenses
Reasonable out-of-pocket expenses incurred by a Director to attend Board meetings, Committee meetings or shareholder meetings in his or her capacity as a Director will be reimbursed.
Equity Compensation Awards
On June 15, 2006, Directors were granted options to purchase 5,000 shares of the Company’s Common Stock and 1,667 restricted stock units pursuant to the terms of the Company’s 2005 Stock Incentive Plan. The stock options are fully vested and exercisable on the date of grant and have an exercise price equal to the fair market value of the Common Stock on the date of grant. The restricted stock units will vest on the first anniversary of the grant date.